Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in Registration Statements (No. 333-239093, No. 333-263121 and No. 333-265233) on Form S-8 of Vroom, Inc. of our report dated May 19, 2022, relating to the December 31, 2021 and 2020 consolidated financial statements of United PanAm Financial Corp. and its subsidiaries, appearing in this Current Report on Form 8-K/A filed by Vroom, Inc. on September 9, 2022.

/s/ RSM US LLP

Los Angeles, California

September 9, 2022